ASSET PURCHASE AGREEMENT


                                   AMONG


                       AGRI-NUTRITION GROUP LIMITED,

                       ZEMA ACQUISITION CORPORATION

                                    and

                             ZEMA CORPORATION


                              April 28, 1995




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                                             TABLE OF CONTENTS

                                                                           PAGE

ASSET PURCHASE AGREEMENT

ARTICLE I              PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES..... 1

1.1                    Purchase of Assets.................................1
1.2                    Assumption of Liabilities..........................2
1.3                    Employees..........................................2
1.4                    Further Assurances.................................3

ARTICLE II             PURCHASE PRICE.....................................3

2.1                    Purchase Price.....................................3
2.2                    Allocation.........................................3
2.3                    Payments...........................................4

ARTICLE III            CLOSING............................................4

3.1                    The Closing Date...................................4
3.2                    The Closing........................................4
3.3                    Physical Possession................................4
3.4                    Transfer Taxes.....................................4

ARTICLE IV             REPRESENTATIONS AND WARRANTIES OF SELLER...........5

4.1                    Organization and Qualification.....................5
4.2                    Corporate Power and Authority......................5
4.3                    No Violation.......................................5
4.4                    Financial Statements...............................6
4.5                    Absence of Undisclosed Liabilities.................6
4.6                    Conduct of Business Since the Date of the March
                         Balance Sheet Date...............................6
4.7                    Tangible Properties................................7
4.8                    Premises...........................................7
4.9                    Licenses and Permits...............................8
4.10                   Intellectual Property..............................8
4.11                   Outstanding Commitments............................8
4.12                   Title to Assets....................................9
4.13                   Litigation.........................................9
4.14                   Compliance with Law................................9
4.15                   Labor and Employee Relations......................10
4.16                   Certain Employees.................................10
4.17                   Employee Benefits.................................10
4.18                   Insurance.........................................10
4.19                   Taxes.............................................11
4.20                   Brokers...........................................11
4.21                   Environmental Laws................................11
4.22                   Books and Records.................................12
4.23                   Disclosure........................................12

ARTICLE V              REPRESENTATIONS AND WARRANTIES OF BUYER...........12

5.1                    Organization......................................12
5.2                    Buyer's Power and Authority.......................12
5.3                    No Violation......................................12
5.4                    Broker............................................13
5.5                    Financings........................................13
5.6                    Disclosure........................................13
5.7                    Capitalization and Authorization to Issue Stock...13

ARTICLE VI             COVENANTS OF SELLER...............................13

6.1                    Best Efforts Cooperation..........................13
6.2                    Access............................................13
6.3                    Insurance.........................................14
6.4                    Compliance with Laws..............................14
6.5                    Keeping of Books and Records......................14
6.6                    Actions Prior to Closing..........................14
6.7                    Litigation........................................14
6.8                    Continued Effectiveness of
                         Representations and Warranties..................15
6.9                    Discharge of Liabilities..........................15
6.10                   No Negotiations...................................15
6.11                   Monthly Statements................................15
6.12                   Charter Amendments................................15
6.13                   Issuance of Stock.................................15
6.14                   Change of Name....................................15
6.15                   Covenant Not To Compete...........................16
6.16                   Certain Agreements................................16

ARTICLE VII            COVENANTS OF THE BUYER............................16

7.1                    Best Efforts Cooperation..........................16
7.2                    Financing.........................................16
7.3                    Employee Bonuses..................................16
7.4                    Taxes.............................................16




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ARTICLE VIII           MUTUAL COVENANTS..................................17

8.1                    General Covenants.................................17
8.2                    Public Announcements..............................17
8.3                    Confidentiality...................................17

ARTICLE IX             CONDITIONS TO BUYER'S OBLIGATIONS.................18

9.1                    Representations and Warranties True...............18
9.2                    Performance                                       18
9.3                    Consents..........................................18
9.4                    No Material Adverse Change........................18
9.5                    No Actions, Suits or Proceedings..................19
9.6                    No Material Adverse Economic Event................19
9.7                    Employment Agreement and Facilities Lease.........19
9.8                    Shareholder's Guaranty............................19
9.9                    Opinion of Counsel................................19
9.10                   Closing Documents.................................19
9.11                   Approval of the Buyer and Its Counsel.............20
9.12                   Continued Employment of Bowman....................20

ARTICLE X              CONDITIONS TO SELLER'S OBLIGATIONS................20

10.1                   Representations and Warranties to be True
                         and Correct.....................................20
10.2                   Performance.......................................20
10.3                   Opinion of the Buyer's Counsel....................21
10.4                   No Actions, Suits or Proceedings..................21
10.5                   Employment Agreement..............................21
10.6                   Closing Documents.................................21
10.7                   Approval of Seller and its Counsel................21

ARTICLE XI             INDEMNIFICATION...................................21

11.1                   Survival..........................................21
11.2                   Indemnification by Seller.........................21
11.3                   Indemnification by Buyer..........................22

ARTICLE XII            TERMINATION.......................................22

12.1                   Termination.......................................22
12.2                   Effect of Termination.............................23




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ARTICLE XIII           MISCELLANEOUS......................................23

13.1                   Notices............................................23
13.2                   Entire Agreement                                   24
13.3                   Modifications and Amendments.......................25
13.4                   Waivers and Consents...............................25
13.5                   Assignment.........................................25
13.6                   Parties in Interest................................25
13.7                   Governing Law......................................25
13.8                   Jurisdiction and Service of Process................26
13.9                   Severability.......................................26
13.10                  Interpretation.....................................26
13.11                  Headings and Captions..............................26
13.12                  Choice of Remedies and Enforcement.................26
13.13                  Expenses...........................................27
13.14                  Counterparts.......................................27


                                                     SCHEDULES

1.1(a)   -        Equipment
1.1(c)   -        Intellectual Property
1.1(d)   -        Contracts
1.2      -        March 31, 1995 Balance Sheet
2.1(c)   -        Interest Calculation Model
2.2      -        Purchase Price Allocation
2.3      -        Payment Assignees
4.3      -        Consents, etc.
4.4      -        Financial Statements
4.7      -        Tangible Properties
4.8      -        Leased Premises
4.9      -        Permits
4.11     -        Terminating Customers
4.13     -        Litigation
4.14     -        Compliance with Law
4.16     -        Certain Employees
4.17     -        Employee Benefits
4.18     -        Insurance
4.21     -        Environmental Claims
9.7(a)   -        Employment Agreement
9.7(b)   -        Facilities Lease
9.8      -        Shareholder Guaranty
9.9      -        Opinion of Seller's Counsel
10.3     -        Opinion of Buyer's Counsel

                        ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is made and entered into on April 28, 1995, effective as of March 31, 1995, by and between Agri-Nutrition Group Limited, a Delaware corporation ("Buyer"), Zema Acquisition Corporation, a Delaware corporation that is a wholly owned subsidiary of Buyer ("Acquisition"), and Zema Corporation, a North Carolina corporation ("Seller").

                          W I T N E S S E T H

         WHEREAS, Seller owns and operates a business consisting of the formulation, packaging, and marketing of pet health care and grooming products located at Raleigh, North Carolina (the "Business"); and

         WHEREAS, Buyer desires, through Acquisition, to purchase, and Seller desires to sell, the Business as a going concern;

         THEREFORE, in consideration of the premises, and the mutual covenants, terms and conditions contained herein, the parties hereto agree as follows:

                                 ARTICLE I
                 PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

                  1.1 Purchase of Assets. Upon the terms and subject to the conditions hereinafter set forth, at the Closing (as hereinafter defined) Seller shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire and take assignment and delivery from Seller, all of the Seller's right, title and interest in and to all assets (wherever located) related to or used in conjunction with the Business as they existed on March 31, 1995 (the "Purchased Assets"). The Purchased Assets include (but are not necessarily limited to) the following, as they existed on March 31, 1995:

     (a) Equipment. All of the machinery, equipment, fixtures, furniture, tools, spare parts, supplies, maintenance equipment and supplies, computer hardware and software, automobiles owned by Seller and used in the Business (the "Equipment"), including the Equipment described on Schedule 1.1(a);

     (b) Inventories. All of the Business's inventories, including all raw materials, work in process, and finished goods inventories, wherever located (the "Inventories");

     (c) Intellectual Property. All United States and foreign patents, patent applications, patent licenses, trade names, trademarks, trade name and trademark registrations and applications therefor, trade secrets, inventions, processes, designs, software, know-how and formulae that are in any way connected to the business, including the specific patents, trade names and trademarks described on Schedule 1.1(c) (the "Intellectual Property");

     (d)  Contracts.  All  contracts,   agreements,  leases,  arrangements,  and
commitments related to the Business, including the specific contracts described on Schedule 1.1(d) (the "Contracts");

     (e) Records. All business and financial records, files, correspondence, books, manuals, documents, and trade secrets relating to the Business, including all records relating to suppliers and customers (the "Records");

     (f) Licenses. All licenses and permits held by the Seller relating to the operation of the Business (the "Licenses");

     (g) Other Intangibles. All other intangible assets, including all goodwill, related to, or used in conjunction with, the Business;

     (h)  Accounts   Receivable.   Any  and  all  accounts   receivable,   trade
receivables, notes receivable, and other receivables arising out of the operation of the Business (the "Accounts Receivable"); and

     (i) Other Assets. All other assets used in or related to the Business, including deposits, claims and causes of action, cash, and cash equivalents.

                  1.2 Assumption of Liabilities. At the Closing Buyer shall assume and undertake to perform (i) any and all obligations that are reflected as "trade accounts payable" and "accrued expenses" on Seller's balance sheet as of March 31, 1995 (the "March Balance Sheet"), which appears as Schedule 1.2;
(ii) any and all trade accounts payable incurred and expenses accrued subsequent to the date of the March Balance Sheet; (iii) any and all contractual obligations that are required to be performed by Seller under the Contracts described on Schedule 1.1(d) and under any additional contracts entered into by Seller in the ordinary course of business subsequent to the date of the March Balance Sheet accruing, arising or relating to periods following the Closing; and (iv) all obligations with respect to employees of Seller assumed by Buyer pursuant to Section 1.3. The obligations of Seller to be assumed by Buyer as defined in the preceding sentence are hereinafter referred to collectively as the "Assumed Liabilities." Buyer shall be liable only with respect to the Assumed Liabilities and shall not assume or be liable for any other liabilities, debts, or obligations of Seller whatsoever.

                  1.3 Employees. Prior to the Closing Date Buyer shall offer employment, effective immediately after the Closing, to all employees of Seller existing on March 31, 1995, such offers of employment to be on substantially the same terms and conditions under which said employees are currently employed by Seller. With respect to each employee accepting such offer, Buyer shall assume his or her accrued vacation and sick time, severance pay, and other termination-related liabilities and claims. Seller shall remain liable for any and all employment-related liabilities and costs, whether accrued or unaccrued in accordance with Seller's employment policies or generally accepted accounting principles, relating to any and all employees who do not accept Buyer's offer of employment.
                  1.4 Further Assurances. At any time and from time to time after the Closing Date, at the request of Buyer and without further consideration, Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order more effectively to transfer, convey and assign to the Buyer and to confirm the Buyer's title to the Purchased Assets.

                                ARTICLE II
                              PURCHASE PRICE

                  2.1 Purchase Price. The purchase price for the Purchased Assets shall consist of the Base Purchase Price (as hereinafter defined) and the Additional Purchase Price (as hereinafter defined, and together with the Base Purchase Price, the "Purchase Price") determined and paid as follows:

                  (a) Base Purchase Price. The "Base Purchase Price" shall be $3,300,000, of which $3,000,000 shall be paid at the Closing and $300,000, together with interest , shall be paid on or before the third anniversary of the Closing.

                  (b) Additional Purchase Price. The "Additional Purchase Price" shall be (i) 35 percent of the cumulative earnings before taxes and interest ("EBIT") of Acquisition for the five years ending October 31, 1999 in excess of $3,345,000 to the extent that such excess is $3,255,000 or less and (ii) 25 percent of such cumulative EBIT in excess of $3,345,000 to the extent that such excess is greater than $3,255,000. The Additional Purchase Price, together with interest computed as provided in Section 2.1(c), shall be paid on or before the tenth day following completion of the audit of the financial statements of such business for the year ending October 31, 1999. EBIT shall be determined in accordance with generally accepted accounting principles ("GAAP"); provided, that EBIT shall be adjusted to eliminate (i) all effects of any increase in Seller's book value of the Purchased Assets over that reflected in the March 31 Balance Sheet and (ii) all corporate management charges of Buyer, except charges for the fair and reasonable value of tangible services actually provided by Buyer with the consent of Seller, which consent shall not be unreasonably withheld.

                  (c) Interest. Interest shall be at the prime interest rate published by The Wall Street Journal computed on the basis of the average rate as of the first day of each month during the period for which the computation is made. Interest with respect to that portion of the Base Purchase Price payable on the third anniversary of the Closing shall be computed from the Closing Date through the date of payment. Interest with respect to the Additional Purchase Price shall be computed with respect to each of the five years ending October 31, 1999 in accordance with the hypothetical calculation set forth in Schedule 2.1(c).

                  2.2 Allocation. The Purchase Price shall be allocated among the categories of Purchased Assets and the covenant not to compete (set forth in Section 6.15) based upon fair market value as set forth in Schedule
2.2. Buyer and Seller agree that any reporting of the Purchase Price or the allocation thereof on any federal or state tax return shall be consistent with
Schedule 2.2.

                  2.3 Payments. All payments of the Purchase Price shall be to the order of Seller; provided, that in the event Seller's corporate existence shall be terminated, all such payments due thereafter shall be made to the individuals, at the addresses, and in the proportionate amounts set forth in
Schedule 2.3.

                                 ARTICLE III
                                   CLOSING

                  3.1 The Closing Date. Subject to the satisfaction or waiver of each of the conditions contained in Articles IX and X of this Agreement, the closing of the transaction contemplated by this Agreement (the "Closing") shall be effective as of March 31, 1995 and shall take place at the offices of Wyrick, Robbins, Yates and Ponton L.L.P., 4101 Lake Boone Trail, Suite 300, Raleigh, North Carolina 27607, at 10:00 a.m. on April 28, 1995 or such other date agreeable to the parties within five business days after the satisfaction or waiver of all conditions to Closing set forth in Articles IX and X, or on such other date or at such other location or time as may be agreed upon by the parties (such date and time being called the "Closing Date"), but in no event later than the Termination Date (as defined in Section 12.1(c)), unless extended pursuant to Section 12.1(c).

                  3.2 The Closing. At the Closing, Seller shall deliver to the Subsidiary or other designee of Buyer (i) such good and sufficient deeds, bills of sale with covenants of warranty, endorsements, assignments, lessor's consents and estoppels, mortgagee non-disturbance agreements, and other good and sufficient instruments of conveyance and assignment, in form and substance satisfactory to Buyer, necessary or desirable to vest in the Subsidiary or such other designee all of the Seller's right, title and interest in and to the Purchased Assets and (ii) such other certificates, instruments, documents and opinions as are set forth in Article IX. Such delivery is being made against delivery by Buyer to Seller of (i) a certified or bank check or wire transfer to Seller in the amount of $3,000,000, (ii) such instruments and agreements, in form and substance satisfactory to Seller, necessary or desirable to effect the assumption by the Subsidiary or such designee of all liabilities and obligations of Seller to be assumed hereunder pursuant to Section 1.2 and (iii) such other certificates, instruments, documents and opinions as are set forth in Article X.

                  3.3 Physical Possession. Simultaneously with the Closing, Seller shall deliver to Acquisition or other designee of Buyer possession of all of the tangible Purchased Assets.

                  3.4 Transfer Taxes. Buyer and Seller shall each be responsible for 50 percent of any sales, use and transfer taxes imposed by federal, state, county or local law with respect to the sale of the Purchased Assets to Buyer.


                                                         1

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                               ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

                  4.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of North Carolina and is qualified as a foreign corporation in each jurisdiction where it is required to be so qualified, except where the failure to be so qualified would have no material adverse effect on the Business.

                  4.2 Corporate Power and Authority. Seller has full corporate power and authority to carry on its business as now being conducted and to own, operate and lease its properties in the places where such business is now conducted and such properties are now owned, leased or operated. The outstanding capital stock of Seller consists of 85,354 shares of common stock. This Agreement and the transactions contemplated hereby have been duly approved by the Board of Directors and the holders of a majority of the outstanding shares of common stock of Seller, the only class of voting stock outstanding. Seller has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and this Agreement and each of the other agreements to be executed and delivered by Seller in connection herewith constitute and will constitute the legal, valid and binding obligations of Seller enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

                  4.3 No Violation. Except as set forth in Schedule 4.3, neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby and the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement and such other documents and instruments in compliance with the terms and conditions hereof and thereof, will (i) violate, conflict with or result in any breach of any trust agreement, charter documents, bylaw, judgment, decree, order, statute or regulation applicable to Seller, (ii) to Seller's knowledge, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) violate, conflict with or result in a breach, default or termination or give rise to any right of termination, cancellation or acceleration of the maturity of any payment date of any obligation of Seller or, to Seller's knowledge, increase or otherwise affect the obligations of Seller under any law, rule, regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument or obligation related to Seller or to Seller's ability to consummate the transactions contemplated hereby or thereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents, in form and substance satisfactory to Buyer, have been or will be obtained in writing and provided to Buyer at or prior to the Closing,
(iv) to Seller's knowledge, violate any order, writ, injunction, decree, statute, rule or regulation applicable to Seller or (v) to Seller's knowledge, result in the creation of any liability, claim, assessment, security interest, lien, restriction, encumbrance, or right, title or interest in others (collectively, a "Claim") upon or against the Purchased Assets.

                  4.4 Financial Statements. The financial statements of Seller and other financial data attached hereto in Schedule 4.4 fairly present the financial position of Seller as of their respective dates and the results of operations of Seller for the periods presented therein, as the case may be, all in conformity with GAAP, consistently applied, except as otherwise noted therein.

                  4.5 Absence of Undisclosed Liabilities. Except as set forth or reserved against in the March Balance Sheet, Seller (i) did not have as of the date of the March Balance Sheet any material liability or obligation of any nature, whether accrued, absolute, contingent, or otherwise and whether due or to become due, including without limitation liabilities that may become known or arise after the date hereof and which relate to transactions entered into or any state of facts existing on or before the date of the March Balance Sheet that would be required under GAAP to be shown in such balance sheet or referenced in the notes thereto, and (ii) has not incurred since the date of the March Balance Sheet any material liability or obligation except in the ordinary course of business.

                  4.6 Conduct of Business Since the Date of the March Balance Sheet. Since the date of the March Balance Sheet, there has been no material adverse change in the condition of the Purchased Assets or the Business (a "Material Adverse Change") nor is any such Material Adverse Change threatened, contemplated or anticipated, and Seller has not, except as agreed in writing by Buyer, taken or agreed to take any action that would obligate Seller to have:

                  (a) Entered into any transaction, agreement or commitment with respect to the Business other than in the ordinary course of business;

                  (b) Entered into or agreed to enter into any transaction, agreement, or commitment, or suffered the occurrence of any event or events, (i) that has interfered or is reasonably likely to interfere with the normal and usual operations of the Business or (ii) that, singly or in the aggregate, has resulted or is reasonably likely to result in a Material Adverse Change;

                  (c) Mortgaged, pledged or otherwise encumbered, or, other than in the ordinary course of business, sold, transferred or otherwise disposed of, any of the properties or assets (tangible or intangible) of Seller, including any claims held by Seller with respect to the Business;

                  (d) Made any investment of a capital nature or entered into a commitment for such investment with respect to the Business;

                  (e) Paid any bonus compensation to any employee or otherwise increased the compensation paid or payable to any such person; or

                  (f) Paid any dividend or made any other distribution to stockholders.

                  4.7 Tangible Properties. Schedule 1.1(a) and Schedule 4.7 contain a true and complete list of all Equipment, Inventories, and other tangible personal property owned by or leased to Seller and used in the Business (the "Tangible Personal Property"). Except as shown on Schedule 4.7 with respect to leased Tangible Personal Property, Seller has good and marketable title free and clear of all agreements, liabilities, claims, assessments, security interests, liens, restrictions, and encumbrances (collectively referred to as "Claims") to the Tangible Personal Property listed as owned by Seller. With respect to any Tangible Personal Property listed as leased by Seller, all leases, conditional sale contracts, franchises or licenses pursuant to which Seller may hold or use (or permit others to hold or use) such Tangible Personal Property are valid and in full force and effect, and there is not under any of such instruments any existing default or event of default or event which with notice or lapse of time or both would constitute such a default; and Seller's possession and use of such property has not been disturbed and no claim has been asserted against Seller adverse to its rights in such leasehold interests. All Tangible Personal Property is conveyed "as is" and "with all faults," and Seller disclaims any warranty of fitness for a particular purpose or merchantability with respect thereto; provided that Seller knows of no condition rendering any Tangible Property currently inadequate or unsuitable for the purpose for which it is currently used, except as set forth on Schedule 1.1(a) and Schedule 4.7. The Equipment listed on Schedule 1.1(a) comprises substantially all the Equipment that is materially necessary for the continuing operation of the Business in the manner in which it has been operated to date.

     4.8 Premises. Seller owns no real property in connection with the Business. The real property (the "Leased Premises") and the leases (the "Leases") described on Schedule 4.8 represent all the real property leased or subleased and real property leases and subleases entered into in connection with the Business, and the descriptions of such Leased Premises and Leases are true and complete. Each Lease is in full force and effect, and there is not under any of the Leases any existing material default or event of default or event which with notice or lapse of time or both would constitute such a default. Each Lease conveys good and marketable leasehold title to the leased real estate purported to be conveyed thereunder, is enforceable by Seller, provides exclusive possession of the Leased Premises, and upon any assignment to Buyer at the Closing will be enforceable by Buyer in accordance with its terms. Seller has the right to use the Leased Premises in accordance with the terms of each respective Lease free and clear of all Claims. The Leased Premises are leased "as is"; provided that Seller knows of no condition rendering any Leased Premises currently inadequate or unsuitable for the purpose for which it is currently used, except as set forth on Schedule 4.8. To Seller's knowledge, except as set forth in Section 4.21, all structures, improvements and fixtures on the Leased Premises and the current uses of the Leased Premises conform in all material respects to any and all material applicable federal, state, county and local laws, building, health and safety and other ordinances, laws, rules and regulations. There is no violation of any material covenant, restriction or other agreement or understanding, oral or written, affecting or relating to title or use of any Leased Premises. To Seller's knowledge, there are no pending or threatened condemnation or similar proceedings or assessments affecting any of the Leased Premises, nor to Seller's knowledge is any such condemnation or assessment contemplated by any governmen tal authority. Seller has delivered to Buyer true and correct copies of all Leases, as amended to date. At or prior to the Closing, Seller will have delivered to Buyer non-disturbance agreements executed and delivered by each mortgagee of each Leased Premises listed on
Schedule 4.8, in form and substance satisfactory to Buyer.

                  4.9 Licenses and Permits. Schedule 4.9 lists all material licenses, permits, product registrations, pending applications, consents, approvals and authorizations of or from any public or governmental agency, used in or otherwise necessary for the conduct of the Business (collectively, the "Permits") together with any conditions imposed thereon, each of which, except as disclosed on Schedule 4.9, will be duly and validly transferred to Buyer on the Closing Date. To Seller's knowledge, Seller has complied with all material conditions and requirements imposed by the Permits and has not received any notice that any appropriate authority intends to cancel, terminate, or suspend any of the Permits and has no reason to believe that valid grounds for such cancellation, termination, or suspension exist. Seller owns or has the right to use the Permits in accordance with the terms thereof without any conflict or alleged conflict or infringement with the rights of others and subject to no Claim, and each Permit is valid and in full force and effect and, except as disclosed in Schedule 4.9, no Permit transferred to Buyer will be subject to termination, terminated, or adversely affected by such transfer.

                  4.10 Intellectual Property. To Seller's knowledge, Seller owns, or is licensed or otherwise has the full and unrestricted right to use, all patents, trademarks, trade names, copyrights, technology, know-how, trade secrets, processes, formulas and techniques used in connection with the operation of the Business, including all Intellectual Property described on
Schedule 1.1(c). Seller has not granted to any other person any license or other right to use in any manner any of the Intellectual Property, whether or not requiring the payment of royalties. To the knowledge of Seller (i) no other person has a right or license granted directly or indirectly by or through Seller to use any Intellectual Property; (ii) none of the Intellectual Property is being infringed by others, or is subject to any outstanding order, decree, judgment or stipulation; and (iii) there are no claims or demands of any other person, and no proceedings have been instituted, or are pending or threatened, relating to the Intellectual Property.

                  4.11 Outstanding Commitments. The Contracts described on
Schedule 1.1(d) constitute all existing material contracts, agreements, leases, subleases, commitments, licenses and franchises, whether written or oral, relating to the Business. Seller has delivered or made available to Buyer true, correct and complete copies of all material written Contracts, and Schedule 1.1(d) contains an accurate and complete description of all material Contracts that are not in writing. All of the Contracts are in full force and effect, Seller and each other party to each of the Contracts has performed all the obligations required to be performed by it to date, and there is not under any of the Contracts any material existing default or event of default or event which with notice or lapse of time or both would constitute such a default. Seller has no present expectation or intention of not fully performing all its obligations under each of the Contracts and has no knowledge of any breach or anticipated breach by any other party to any of the Contracts. None of the Contracts has been terminated or notice of termination given with respect thereto, no notice has been given by any party thereto of any alleged default thereunder by any party thereto, and Seller is aware of no intention or right of any party to any Contract to declare a default by another party to any Contract. There exists no actual or, to the knowledge of Seller, threatened termination, cancellation or limitation of the business relationship of Seller with any party to any Contract. Except as stated in Schedule 4.11, no customer of Seller has notified Seller that it intends to terminate or materially change its business relationship with the Business following the consummation of the transactions contemplated hereby.

                  4.12 Title to Assets. Seller will transfer to Buyer at the Closing, good, marketable and undivided title to and possession of all of the Purchased Assets, free and clear of any material Claim.

                  4.13 Litigation. Except as set forth on Schedule 4.13 and
Schedule 4.21, there is no material (i) action, suit, claim, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against or affecting Seller (whether or not Seller is a party or prospective party thereto) or any of the Purchased Assets, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) pending or, to the best of Seller's knowledge, threatened arbitration proceeding relating to Seller or (iii) governmental inquiry, to the best of the Seller's knowledge, pending or threatened against or involving Seller, and there is no basis for any of the foregoing. Except as set forth on Schedule 4.13, Seller has not received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the prospects, financial condition, operations, property or affairs of the Business. Except as set forth on Schedule 4.13, to Seller's knowledge, there are no outstanding orders, writs, judgments, injunctions or decrees of any court, governmental agency or arbitration tribunal against, involving or affecting Seller, and there are no facts or circumstances which may result in institution of any action, suit, claim or legal, administrative or arbitration proceeding or investigation against, involving or affecting Seller, the Purchased Assets or, the transactions contemplated hereby.

                  4.14 Compliance with Law. Seller is not subject to any judgment, order, writ, injunction or decree. Except as set forth in Schedule 4.14, Seller has complied in all material respects with and is not in default under, all material laws, ordinances, legal requirements, rules, regulations and orders applicable to it, its operations, properties, assets, products and services. Seller is not aware of any existing law, rule, regulation or order, or proposed law, rule, regulation or order, whether federal or state, that would prohibit or materially restrict Buyer from, or otherwise materially adversely affect the Buyer in, conducting the Business or owning the Purchased Assets.

                  4.15 Labor and Employee Relations. Seller is not party to or bound by any collective bargaining agreement with any labor organization, group, or association covering any of its employees, and Seller has no knowledge of any attempt to organize any of their employees by any person, unit, or group seeking to act as their bargaining agent. There are no pending or threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any employee of Seller.

                  4.16 Certain Employees. Schedule 4.16 lists the names of all of the employees and consultants employed by Seller in connection with the Business, together with the title or job classification of each such person and his or her current compensation. Except as set forth on Schedule 4.16, none of such persons has (i) an employment agreement or understanding, whether oral or written, with Seller that is not terminable on thirty (30) days or less notice by Seller in order to perform his or her duties without cost or other liability to Seller or (ii) a non-competition non-disclosure and/or non-solicitation agreement or understanding with Seller, whether written or oral, and all such employment and other agreements are set forth on Schedule 1.1(d). Except as otherwise stated therein, no person listed on Schedule 4.16 has indicated that he or she intends to terminate his or her employment with Seller or seek a material change in his or her duties or status. Set forth on Schedule 4.16 is the amount, if any, of Seller's severance liability with respect to each person there listed.

                  4.17 Employee Benefits. Schedule 4.17 lists all pension, profit sharing, retirement, deferred compensation, stock purchase, stock option, incentive, bonus, vacation, severance, disability, hospitalization, medical insurance, life insurance, fringe benefit, welfare, and other employee benefit plans, programs or arrangements to which Seller's employees are or may be entitled. Each "Employee Welfare Benefit Plan" (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any present or former employee of Seller subject to the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") has complied with all requirements for continuation coverage under group health benefit plans under COBRA, and there are no claims against Seller for a failure or alleged failure to comply with the COBRA continuation requirements. Each employee plan that is subject to ERISA conforms to, and its operation and administration are in compliance with, all applicable requirements of ERISA. There are no actions, suits or claims pending (other than routine claims for benefits) or threatened against any employee plan or against the assets of any employee plan.

                  4.18 Insurance. Schedule 4.18 correctly describes (by type, carrier, policy number, limits, premium and expiration date) the insurance coverage carried by the Sellers with respect to the Business, which insurance will remain in full force and effect with respect to all events occurring prior to the Closing. Seller shall use its best efforts to name Buyer as an additional insured under all of Seller's liability insurance policies applicable to occurrences within five years prior to the Closing Date or to obtain the insurers' consent to the assignment of Seller's rights under such policies to Buyer. Seller (i) has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion,
(ii) has not received notice of cancellation or non-renewal of any such policy or binder, (iii) is not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder and (iv) has not received notice of and is not otherwise aware of any insurance premiums that will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed liability.

                  4.19 Taxes. Seller has filed all tax returns and reports required to be filed, including returns and estimated returns, with respect to federal, state, foreign and local taxes, and have paid in full all taxes shown due thereon and all estimated taxes when due (together with all interest, penalties, assessments and deficiencies assessed in connection therewith due through the date hereof).

                  4.20 Brokers. No agent, person or firm acting on behalf of Seller or under its authority is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or like payment in connection with the transactions contemplated hereby.

     4.21 Environmental Laws. To Seller's knowledge,  and except as described in
Schedule 4.21, Seller has operated and continues to operate the Business in compliance in all material respects with all Laws (as hereinafter defined) relating to (i) pollution or protection of the environment, natural resources or human health from any Hazardous Substances (as hereinafter defined) or (ii) nuisance, trespass or "toxic tort", including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of any Hazardous Substance or otherwise relating to the manufacture, processing, importation, distribution, use, generation, treatment, storage, disposal, transportation or handling of any Hazardous Substance (collectively, "Environmental Laws"). To Seller's knowledge, and except as described in Schedule 4.21, no Leased Premises nor, to the knowledge of Seller, any real property contiguous thereto, is or has been designated by any state, local or federal agency or body as a hazardous waste disposal site or a site or location requiring investigation concerning, or management, clean-up or removal of, any Hazardous Substance. Except as described on Schedule 4.21, there is no material civil, criminal or investigative action, suit, litigation, hearing, communication (written or oral), demand, claim, citation, notice or notice of violation, warning, consent decree, judgment or order by any person or entity alleging, claiming, concerning or finding liability or potential liability arising out of, based on or resulting from, in whole or in part, (a) the actual or alleged presence, threatened release, release, emission, disposal, storage, treatment, transportation, generation, manufacture or use of any Hazardous Substance at or from any location or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws (collectively, "Environmental Claims"), pending or threatened against Seller or against any person or entity whose liability for any Environmental Claim Seller has or may have retained or assumed either contractually or by operation of law. Except as described on Schedule 4.21, Seller has received no notice from any state, local or federal agency or body of any material past or present actions, activities, circumstances, conditions, events, incidents or practices, including the release, threatened release, emission, discharge, disposal, storage, treatment, transportation, generation, manufacture or use of any Hazardous Substance that could form the basis of any Environmental Claim against Seller or, to the Seller's knowledge, against any person or entity whose liability for any Environmental Claim Seller has or may have retained or assumed either contractually or by operation of law. As used herein, "Hazardous Substance" means any chemical, pollutant, contaminant, waste (including toxic, hazardous, infectious, sanitary, solid, radioactive and petroleum waste, toxic substance, hazardous substance, extremely hazardous substance, hazardous material, radioactive material, oil and petroleum product, as such terms, or any similar terms, are or shall be used under any applicable federal, state, local and foreign laws, regulations, rules, ordinances, permits (including, without limitation, authorizations, approvals, registrations and licenses), administrative orders, judicial decisions or the like (all, collectively, "Laws") relating to pollution or protection of the environment, natural resources or human health.

                  4.22 Books and Records. The books, records, accounts, ledgers and files of Seller are accurate and complete in all material respects and have been maintained in accordance with good business and bookkeeping practices.

                  4.23 Disclosure. All documents and schedules delivered or to be delivered by or on behalf of Seller in connection with this Agreement and the transactions contemplated hereby are complete, and all such documents and schedules, together with the schedules to this Agreement, contain no untrue statement of a material fact nor omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.

                                 ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

                  5.1 Organization. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

                  5.2 Buyer's Power and Authority. Buyer has full corporate power and authority to carry on its business as now being conducted and to own, operate and lease its properties in the places where such business is now conducted and such properties are now owned, leased or operated. This Agreement and the transactions contemplated hereby have been duly approved by the Board of Directors of Buyer. Buyer has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and this Agreement and all other agreements to be executed and delivered by Buyer in connection herewith constitute the legal, valid and binding obligations of Buyer enforceable against it in accordance with their respective terms.

     5.3 No Violation. Neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement and such other documents and instruments in compliance with the terms and conditions hereof and thereof will (i) conflict with or result in any breach of any trust agreement, charter documents, bylaw, judgment, decree, order, statute or regulation applicable to Buyer, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, (iii) result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under any law, rule or regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument to which Buyer is a party or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Buyer.

                  5.4 Broker. No agent, broker, person or firm acting on behalf of Buyer or under its authority is or will be entitled to a financial advisory fee, brokerage commission, finder's fee or like payment from Seller in connection with any of the transactions contemplated hereby.

     5.5 Financings. Buyer has sufficient funds available to purchase the Assets.

                  5.6 Disclosure. All documents and schedules delivered or to be delivered by or on behalf of Buyer in connection with this Agreement and the transactions contemplated hereby are complete and neither contain any untrue statement of a material fact nor omit a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which made, not misleading.

                  5.7 Capitalization and Authorization to Issue Stock. Buyer is authorized to issue 20,000,000 shares of common stock, $.01 par value per share, of which 8,079,914 shares are issued and outstanding. At the Closing Date, all of the shares of Buyer's common stock proposed to be issued in connection with the transactions contemplated hereby will be duly authorized and reserved for issuance.

                               ARTICLE VI
                           COVENANTS OF SELLER

         Seller covenants and agrees with Buyer as follows:

                  6.1 Best Efforts Cooperation. Until the Closing, Seller shall use its best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder, to the end that the transactions contemplated hereby will be fully and timely consummated.

                  6.2 Access. Until the Closing, Seller shall give Buyer, its attorneys, accountants, and other authorized representatives complete access, upon reasonable notice and at reasonable times, to Seller's offices, suppliers, employees, business and financial records, contracts, business plans, budgets and projections, agreements and commitments and other documents and information concerning Seller and the Business and persons employed by or doing business with Seller. In order that Buyer may have full opportunity to make such examination and investigation as it may desire of the Business, the Sellers will furnish the Buyer and its representatives during such period with all such information as such representatives may reasonably request and cause the respective officers, employees, consultants, agents, accountants, and attorneys of Seller to cooperate fully with the representatives of Buyer in connection with such review and examination and to make full disclosure to Buyer of all material facts affecting Seller's financial condition and the operations, properties, and prospects of the Business; provided, that Buyer will, until the Closing, hold the documents and information concerning Seller and the Business confidential in accordance with Section 8.3 hereof. Following the Closing, Seller shall provide Buyer with access to, and upon request will deliver originals of, any and all records relating to the Business that remain in the possession of accountants, attorneys, and other parties.

                  6.3 Insurance. Until the Closing, Seller shall maintain with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated. In the event Seller is unable to name Buyer as an additional assured or to obtain the consents to assignment of Seller's rights under liability insurance policies as provided for in Section 4.18, Seller shall maintain its corporate existence for a period of five years following the Closing and shall submit to the jurisdiction of any court in which a claim shall have been asserted against Buyer based upon events occurring prior to the Closing and shall invoke any insurance coverage applicable to such events.

                  6.4 Compliance with Laws. Until the Closing, Seller shall conduct the Business in compliance in all material respects with all applicable laws, rules, regulations and orders.

                  6.5 Keeping of Books and Records. Until the Closing, Seller shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions and in which all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with the Business shall be made.

                  6.6 Actions Prior to Closing. Seller shall conduct the Business pending the Closing only in the ordinary and usual course consistent with past practice. Without limiting the generality of the foregoing, Seller will not, except in the ordinary and usual course, without the prior written consent of Buyer, (i) make any acquisition or disposition of assets used in connection with the Business, (ii) enter into any contract or release or relinquish any material contract or other right relating to the Business, or
(iii) enter into or renew any employment agreement with any employee or grant any increase in the compensation or benefits to, or agree to pay any bonus, severance or termination payment or other special compensation to such person.

     6.7 Litigation. Until the Closing, Seller will promptly notify Buyer of any lawsuits, claims, proceedings, or investigations that are threatened or commenced against or by Seller or its affiliates, or against any employee, consultant or director of Seller.

                  6.8 Continued Effectiveness of Representations and Warranties. From the date hereof up to and including the Closing Date, (i) Seller will conduct the Business in a manner such that the representations and warranties contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date, except for changes and events arising as a consequence of the Closing, or actions in the ordinary and usual course of business after the date hereof which do not have a material adverse effect on the properties, assets, operations, or condition (financial or otherwise) or prospects of the Business; and (ii) Seller will advise Buyer promptly in writing of any condition or circumstance occurring from the date hereof up to and including the Closing Date that could cause any material representa tions or warranties of Seller to become untrue.

                  6.9 Discharge of Liabilities. Following the Closing, Seller shall promptly and fully discharge all liabilities and obligations of or relating to the Business or its operation incurred, accrued or relating to periods prior to the Closing Date other than the Assumed Liabilities.

                  6.10 No Negotiations. Until the Closing, or the earlier termination of this Agreement in accordance with its terms, Seller and each officer, director, employee, consultant, advisor, or agent of Seller shall not, directly or indirectly, initiate, solicit or continue discussions with, engage in negotiations with, or provide any information to any corporation, partnership, person or other entity or group involving the possible sale, directly or indirectly, transfer or joint venture of any part of the Purchased Assets, the Business, or the capital stock of Seller to any person or entity other than Buyer.

     6.11 Monthly Statements. Until the Closing, Seller will deliver to Buyer monthly financial statements of Seller and the Business within 10 days after the end of each month.

                  6.12 Charter Amendments. Until the Closing, Seller will not amend or propose to amend its charter documents in any manner that could have the effect of increasing the shareholder vote necessary to authorize the transactions contemplated by this Agreement.

     6.13 Issuance of Stock. Until the Closing, Seller will not issue or cause to be issued any additional shares of its capital stock.

     6.14 Change of Name. Within 10 days following the Closing, Seller shall take all actions, and shall make all filings, necessary to change the corporate name of Seller to a new name not containing the word "Zema" or "Pulvex" or otherwise confusingly similar, in the sole discretion of Buyer, to the corporate name or products of Buyer or any of its affiliates. From and after the Closing, without the prior consent of Buyer, Seller shall not create or cause to be created any corporation, partnership, joint venture or other business entity that uses all or any part of the existing corporate name of Seller, name of any existing product of the Business, or any term likely to be confused with all or any part of any such name.

                  6.15 Covenant Not To Compete. For a period of seven years following the Closing Date, neither Seller nor its President, Hal K. Bowman ("Bowman"), shall engage or become interested in, as owner, employee, partner, through stock ownership (except for ownership of less than one percent interest of any class of securities which are listed for trading on a national securities exchange), investment of capital, lending of money or property, rendering of services or otherwise, either alone or in association with others, in the operation, management or supervision of any type of business or enterprise that is engaged in the business of formulating, packaging, or marketing animal health care or grooming products.

     6.16 Certain Agreements. Seller will not agree to do or cause to be done any of the acts that it has covenanted not to do under this Article VI.

                              ARTICLE VII
                         COVENANTS OF THE BUYER

                  7.1 Best Efforts Cooperation. Buyer covenants and agrees that it shall use its best efforts in good faith to perform and fulfill all conditions and obligations to be fulfilled or performed by it hereunder to the end that the transactions contemplated hereby will be fully and timely consummated.

                  7.2 Financing. Buyer covenants and agrees that at the Closing, it will have sufficient funds with which to pay that portion of the Base Purchase Price required by Section 2.1(a) to be paid at the Closing.

                  7.3 Employee Bonuses. Buyer covenants and agrees that following the Closing it will pay to those employees, and in such respective proportions, designated by Bowman and approved by Buyer, whose approval shall not be unreasonably withheld, bonuses in the aggregate amount of 10 percent of the annual EBIT of Acquisition, calculated as provided in Section 2.1(b), for each of the five years ending October 31, 1999 in excess of $669,000, said bonuses to be paid in the form of shares of Buyer's common stock valued at the closing sales price on the NASDAQ National Market on October 31 of the respective year as to which such bonus is payable.

                  7.4 Taxes. As soon as is reasonably practicable after the final results of Seller's operations through April 28, 1995 are available, Buyer shall cause Acquisition to pay to Seller such amount as shall be necessary to reimburse Seller's shareholders for any net income tax liability with respect to the income of Seller subsequent to December 31, 1994.

                              ARTICLE VIII
                            MUTUAL COVENANTS

     8.1 General Covenants. Following the execution of this Agreement, Buyer and Seller agree:

                  (a) If any event should occur, either within or without the knowledge or control of any party, that would prevent fulfillment of the conditions to the obligations of any party hereto to consummate the transactions contemplated by this Agreement, to use its or their reasonable efforts to cure the same as expeditiously as possible;

                  (b) To cooperate fully with each other in preparing, filing, prosecuting, and taking any other actions that may be reasonable and necessary to obtain the consent of any governmental instrumentality, or any third party to accomplish the transactions contemplated by this Agreement;

                  (c) To deliver such other instruments of title, certificates, consents, endorse ments, assignments, assumptions, and other documents or instruments, in form reasonably acceptable to the party requesting the same and its counsel, as may be reasonably necessary to carry out and/or to comply with the terms of this Agreement and the transactions contemplated herein; and

                  (d) To confer on a regular basis with the other, report on material operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, could have, a material adverse effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein.

                  8.2 Public Announcements. The parties shall consult with each other prior to the issuance by either party of any press release or any written statement with respect to this Agreement or the transactions contemplated hereby.

     8.3 Confidentiality. As used herein, "Confidential Information" means any information or data that a party has acquired from another party that is confidential or not otherwise available to the public, whether oral or written, including any analyses, computations, studies or other documents prepared from such information or data by or for the directors, officers, employees, agents or representatives of such party (collectively, the "Representatives"), but excluding information or data that (i) the party can demonstrate it lawfully obtained or developed prior to its first meeting with the other party, (ii) became available to the public other than as a result of such party's violation of this Agreement, (iii) became available to such party from a source other than the other party if that source was not bound by a confidentiality agreement with such other party and such source lawfully obtained such information or data, or
(iv) is required to be disclosed by applicable law, provided that promptly after being compelled to disclose any such information or data, the party being so compelled shall provide prompt notice thereof to the other party so that such other party may seek a protective order or other,appropriate remedy. Each party covenants and agrees that it and its Representatives shall keep confidential and shall not disclose all Confidential Information, except to its Representatives who need to know such information and keep it confidential. Each party shall be responsible for any breach of this provision by its Representatives. In the event that the Closing does not occur, each party will promptly return to the other all copies of such other party's Confidential Information.

                              ARTICLE IX
                    CONDITIONS TO BUYER'S OBLIGATIONS

         The obligation of Buyer to pay the Purchase Price on and after the Closing Date in accordance with Section 1.2 and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions each of which may be waived by Buyer in its sole discretion:

                  9.1 Representations and Warranties True. All of the representations and warranties of Seller contained in this Agreement or in any schedules or other documents attached hereto or referred to herein or delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true, correct and complete in all material respects on and as of the date hereof and on and as of the Closing Date, as if made on and as of the Closing Date. On the Closing Date, the President of Seller shall have executed and delivered to Buyer a certificate, in form and substance reasonably satisfactory to Buyer and its counsel, to such effect.

                  9.2 Performance. Seller shall have performed and complied with all covenants and agreements contained herein required to be performed or complied with by it prior to or at the Closing Date. The President of Seller shall have executed and delivered to Buyer a certificate, in form and substance reasonably satisfactory to Buyer and its counsel, to such effect and to the further effect that all of the conditions set forth in this Article IX have been satisfied.

                  9.3 Consents. Seller shall have obtained all requisite approvals and consents of, and made all requisite filings with, all governmental entities and third parties which are necessary to be obtained or made to (i) permit the valid execution, delivery, and performance by Seller of this Agreement, including the transfer and assignment of the Purchased Assets or (ii) prevent any material Permit or agreement relating to the Business from terminating prior to its scheduled termination as a result of the consummation of the transactions contemplated hereby. In addition, Buyer shall have received or obtained all licenses, permits, consents, approvals and authorizations from any public or governmental agency or any third party reasonably necessary for Buyer to own the Purchased Assets and operate the Business on and after the Closing Date, and any appeal period with respect to the same shall have expired without an objection thereto having been filed.

     9.4 No Material Adverse Change. No Material Adverse Change shall have occurred or be threatened.

                  9.5 No Actions, Suits or Proceedings. As of the Closing Date, no action, suit, investigation or proceeding brought by any governmental agency or instrumentality shall be pending or, to the knowledge of the parties to this Agreement, threatened, before any court or governmental body (i) to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby, (ii) which has resulted or may result in a Material Adverse Change, or
(iii) which has or may materially adversely affect the operation of the Purchased Assets or has or may result in the imposition of material liability on Buyer. No order, decree or judgment of any court or governmental body shall have been issued and remain in effect at the Closing restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting Seller shall be pending, and Seller shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

                  9.6 No Material Adverse Economic Event. There shall not have occurred (i) any general suspension of trading in, or limitation on prices for securities on the New York Stock Exchange or NASDAQ National Market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any governmental authority on lending institutions, or (iv) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

                  9.7 Employment Agreement and Facilities Lease. Buyer and Bowman shall have entered into an employment agreement (the "Employment Agreement") in substantially the form set forth in Schedule 9.7(a) and Buyer shall have entered into a lease of the premises used by Seller as its principal facility in Raleigh, North Carolina with the owner of said premises (the "Facilities Lease") in substantially the form set forth in Schedule 9.7(b).

     9.8 Shareholder's Guaranty. Bowman shall have executed a personal guaranty of the payment of up to $300,000 of Seller's indemnity obligation under Section
11.2 in the form set forth in Schedule 9.8.

     9.9 Opinion of Counsel. Buyer shall have received the opinion of counsel to the Sellers in substantially the form set forth as Schedule 9.9 hereto.

     9.10 Closing Documents. Seller shall have delivered all of the resolutions, certificates, documents and instruments required by this Agreement, including:

                  (a) Resolutions of the Board of Directors and shareholders of Seller, certified by its Secretary, and evidence reasonably satisfactory to Buyer that the requisite approval of the shareholders of Seller has been obtained;

                  (b) Certificates of Good Standing with respect to Seller issued by the Secretary of State of North Carolina and of any state where it is qualified to do business as a foreign corporation;

                  (c) Estoppel Certificates from the lessors under each of the Leases in form and substance reasonably satisfactory to Buyer; and

                  (d) Non-disturbance agreements executed and delivered by each mortgagee of each Licensed Premises listed on Schedule 4.8 in form and substance satisfactory to Buyer.

                  9.11 Approval of the Buyer and Its Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of, Seller hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to Buyer and its counsel.

         The obligation of Buyer to pay the $300,000 portion of the Base Purchase Price on or before the third anniversary of the Closing Date is subject to the satisfaction, as of said third anniversary, of the following additional condition which may be waived by Buyer in its sole discretion:

                  9.12 Continued Employment of Bowman. Bowman shall continue to be employed by Buyer or an affiliate of Buyer unless his failure to be so employed shall have resulted from his death or disability or from a termination of the Employment Agreement by Buyer or any of its subsidiaries or other affiliates for any reason other than "Just Cause" as defined by the Employment Agreement.

                                      ARTICLE X
                           CONDITIONS TO SELLER'S OBLIGATIONS

         The obligations of Seller to transfer the Purchased Assets to Buyer and of Seller to consummate the other transactions contemplated hereby are subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by Seller in its sole discretion:

                  10.1 Representations and Warranties to be True and Correct. The representa tions and warranties contained in Article V shall be true, complete and correct, on and as of the Closing Date, as if made on and as of such date, and Buyer shall have delivered to Seller a certificate, in form and substance reasonably satisfactory to Seller and its counsel, to such effect.

                  10.2 Performance. Buyer shall have performed and complied with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date, and Buyer shall have delivered a certificate to Seller, in form and substance reasonably satisfactory to Seller and its counsel to such effect.

                  10.3 Opinion of the Buyer's Counsel. Seller shall have received from Dyer, Ellis, Joseph & Mills, counsel to Buyer, an opinion dated as of the Closing Date substantially in the form of Schedule 10.3 hereto.

                  10.4 No Actions, Suits or Proceedings. As of the Closing Date, no action, suit, investigation or proceeding brought by any governmental agency or instrumentality shall be pending or, to the knowledge of the parties to this Agreement, threatened, before any court or governmental body to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby. No order, decree or judgment of any court or governmental body shall have been issued and remain in effect at the Closing restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Buyer shall be pending, and Buyer shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

     10.5 Employment Agreement. Buyer and Bowman shall have entered into an employment agreement in substantially the form set forth in Schedule 9.7.

     10.6 Closing Documents. Buyer shall have delivered all of the resolutions, certificates, documents and instruments required to be delivered by it by this Agreement.

     10.7 Approval of Seller and its Counsel. All actions, proceedings, consents, instruments and documents required to be delivered by, or at the behest or direction of, Buyer hereunder or incident to its performance hereunder, and all other related matters, shall be reasonably satisfactory as to form and substance to Seller and its counsel.

                                  ARTICLE XI
                                INDEMNIFICATION

                  11.1 Survival. Every representation, warranty, covenant, and agreement of the parties set forth in this Agreement and every one of the rights and remedies of the other party for any one or more breaches thereof shall survive, and not be deemed waived by, the Closing, and shall be effective regardless of any investigation that may have been made at any time by or on behalf of any party or its directors, officers, employees or agents; provided that the representations and warranties of Seller set forth in Article IV shall not survive that date which is 30 days following completion of the audit of Buyer's financial statements for the year ended October 31, 1995.

                  11.2 Indemnification by Seller. Seller agrees to exonerate, indemnify, and hold harmless Buyer and its, affiliates, successors, and assigns from, against and in respect of any and all liabilities, losses, costs, damages, charges or expenses (all such liabilities, losses, costs, damages, charges and expenses, including any assessments, judgments, recoveries, interest, penalties, costs and expenses (including reasonable attorneys" fees) related thereto, being hereinafter referred to as the "Damages") based upon, resulting from or arising as a result of (i) the failure of Seller to transfer to Buyer good, marketable, and undivided title to the Purchased Assets free and clear of all Claims; (ii) non-compliance with any so-called bulk sales law of any state applicable to the transactions contemplated hereby; (iii) any and all material liabilities of Seller of any nature, whether absolute, contingent or otherwise, not specifically assumed by the Buyer pursuant to Section 1.2 hereof, including liabilities for federal, state, county, local, foreign and applicable taxes of every kind and description; (iv) any material liabilities arising under Environmental Laws or with respect to any Environmental Claim (other than such liabilities relating to the premises subject to the Principal Facility Lease resulting from events occurring during Buyer's occupancy of said premises); (v) any material misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Seller contained in this Agreement or in any of the instruments, documents or agreements delivered pursuant hereto; and (vi) any material actions, claims, suits, proceedings and demands relating to any of the foregoing; provided that (A) Seller shall have no liability under this Section
11.2 until Buyer's aggregate Damages exceed $15,000, (B) Seller's aggregate liability under this Section 11.2 shall not exceed $600,000, (C) the first $300,000 of such liability shall be payable solely by offset of the $300,000 portion of the Base Purchase Price or, if not payable because the condition set forth in Section 9.12 has not been fulfilled, by Bowman pursuant to the guaranty provided for in Section 9.8, and (D) the remaining $300,000 of such liability shall be payable solely by offset of the first $300,000 of the Additional Purchase Price that shall be otherwise payable; and provided further that the resulting Damages do not arise out of any material breach of Buyer's representations, warranties, covenants or agreements set forth in this Agreement.

                  11.3 Indemnification by Buyer. Buyer agrees to exonerate, indemnify and hold harmless Seller and its shareholders, officers, directors, affiliates, successors, and assigns from, against and in respect of any and all Damages based upon, resulting from, or arising as a result of (i) any actions, claims, suits, proceedings and demands arising after the Closing and relating to events occurring after the Closing; (ii) any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Buyer contained in this Agreement or in any of the instruments, documents or agreements delivered pursuant hereto or thereto; and (iii) any actions, claims, suits, proceedings and demands relating to any of the foregoing; provided that the resulting Damages do not arise out of any material breach of Seller's representations, warranties, covenants or agreements set forth in this Agreement.

                               ARTICLE XII
                               TERMINATION

     12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

                  (a) By mutual written consent duly authorized by the Boards of Directors of Seller and Buyer;

                  (b)      By Seller or Buyer if

                           (i) any court or governmental body of competent
                  jurisdiction shall have issued an order, decree or ruling, or taken any other action, permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, provided that no termination shall be permitted under this paragraph unless the party seeking such termination shall have used its reasonable best efforts to oppose such issuance or taking; or

                           (ii) the other party commits any material breach of
                  its representations, warranties, or covenants set forth herein and such breach has not been cured within 7 days after notice is given to terminate this Agreement as a result of such breach; or

                  (c) By Seller or Buyer if the conditions set forth in Articles IX or X, respectively, have not been satisfied or waived by June 30, 1995 (the "Termination Date"), or by such later date not more than three months thereafter that Seller and Buyer shall mutually select.

         Upon the occurrence of any of the events specified in this Section 12.1 (other than paragraph (a) hereof), written notice of such event shall forthwith be given to the other party to this Agreement, whereupon this Agreement shall terminate.

                  12.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 12.1, this Agreement, except for the provisions of Section 8.3 and Articles XI, XII, and XIII, shall forthwith become void and be of no effect, without any liability on the part of any party or its affiliates, directors, officers or shareholders; provided that nothing in this Section 12.2 shall relieve any party to this Agreement of liability for breach of this Agreement.

                              ARTICLE XIII
                              MISCELLANEOUS

                  13.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) made by telex, telecopy or facsimile transmission with a confirmatory copy by regular mail, (iii) sent by recognized overnight courier or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

         If to the Seller:

         Zema Corporation
         6514 Chapel Hill Road
         Raleigh, North Carolina  27607
         Attn:  Hal K. Bowman
         Facsimile telephone number:  919-859-2170

         with a copy to:

         Wyrick, Robbins, Yates & Ponton L.L.P.
         4101 Lake Boone Trail, Suite 300
         Raleigh, North Carolina  27607
         Attn:  Larry E. Robbins
         Facsimile telephone number:  919-781-4865

         If to the Buyer:

         Agri-Nutrition Group Limited
         13801 Riverport Drive, Suite 111
         Maryland Heights, Missouri 63043
         Attn:  George W. Daignault
         Facsimile telephone number: 314-298-0902

         With a copy to:

         Dyer, Ellis, Joseph & Mills
         600 New Hampshire Ave., N.W.
         Washington, D.C. 20037
         Attn:  Linda K. Rosenthal
         Facsimile telephone number: 202-944-3068

All notices, requests, consents and other communications hereunder shall be deemed to have been properly given (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise,
(iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

     13.2 Entire Agreement. This Agreement together with the Schedules hereto and the other documents executed and to be executed in connection herewith (together, the "Documents") embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

     13.3 Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all parties hereto.

                  13.4 Waivers and Consents. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

                  13.5 Assignment. Neither this Agreement, nor any right hereunder, may be assigned by any of the parties hereto without the prior written consent of the other parties; provided that Buyer may assign this Agreement to Acquisition and Seller may (i) at any time following the Closing assign this Agreement to its shareholders and (ii) at any time following the dissolution of Seller, assign this Agreement to any parties specified in writing to Buyer by Seller, subject to Buyer's consent thereto, which consent shall not be unreasonably withheld.

                  13.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

                  13.7 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of North Carolina, without giving effect to the conflict of law principles thereof.

                  13.8 Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of North Carolina or of the United States of America for the Eastern District of North Carolina. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereby irrevocably waive any objection or defense that they may now or hereafter have to the assertion of personal jurisdiction by any such court in any such action or to the laying of the venue of any such action in any such court, and hereby waive, to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that it is not subject to the jurisdiction of the above-named courts for such proceedings. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to the party at its address set forth in Section 13.1 hereof. Nothing in this Section 13.8 shall affect the rights of the parties to commence any such action in any other forum or to serve process in any such action in any other manner permitted by law.

                  13.9 Severability. In the event that any court of competent jurisdiction shall finally determine that any provision, or any portion thereof, contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

                  13.10 Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

                  13.11 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

     13.12 Choice of Remedies and Enforcement. The parties shall be entitled to pursue any and all remedies available to them, in law or in equity, in the event of a breach of this Agreement. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other party were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any federal or state court to which the parties have agreed hereunder to submit to jurisdiction. Notwithstanding the foregoing provisions of this Section 13.12, any dispute between the parties with respect to the calculation of EBIT for purposes of
Section 2.1(b) and Section 7.3 shall be determined by a national accounting firm mutually agreeable to the parties, whose decision shall be final and binding.

                  13.13 Expenses. Each of the parties hereto shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.

                  13.14 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the day and year first above written.


AGRI-NUTRITION GROUP LIMITED                   ZEMA CORPORATION



By:                                            By:
         Title:                                            Title:


ZEMA ACQUISITION CORPORATION


By:
         Title: